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                                                                   EXHIBIT 23.04


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this registration statement of Martin Marietta Materials, Inc. on Form S-4 (No. 333-08895) of our report dated May 17, 1996, on our audits of the consolidated financial statements of Loral Corporation and Subsidiaries - Retained Business, which is now known as Lockheed Martin Tactical Systems, Inc., a subsidiary of Lockheed Martin Corporation, as of March 31, 1996 and 1995, and for each of the three years in the period ended March 31, 1996, which report is incorporated by reference in the Lockheed Martin Corporation Current Report on Form 8-K dated June 18, 1996. We also consent to the reference to our firm under the caption "Experts".



                                                        COOPERS & LYBRAND L.L.P.
New York, New York
September 9, 1996